Exhibit 99.1

Contact:

Kevin D. Green	Jason Spark
Vice President, Finance & CAO	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6138

CERUS CORPORATION ANNOUNCES FIRST QUARTER 2010

FINANCIAL RESULTS

64% YEAR-OVER-YEAR REVENUE GROWTH

CONCORD, CA, APRIL 29, 2010 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2010.

Total revenue was $5.7 million during the first quarter of 2010, up 64% from the $3.5 million recognized during same period in 2009. Product revenue for the INTERCEPT Blood System was $5.5 million during the first quarter of 2010, up more than 75% from the $3.1 million recognized during the same period in 2009. First quarter 2010 product revenue marks the fourth consecutive quarter of growth. Disposable kit sales to customers was the primary contributor to the year-over-year growth, representing almost 90% of product revenue during the first quarter of 2010. Government grant revenue in the first quarter of 2010 was $0.2 million, compared to $0.4 million in the first quarter of 2009.

Total operating expenses for the first quarter of 2010 were $6.5 million, down from $8.8 million for the same period in 2009. The decrease in operating expenses was due to the Company’s focused cost containment efforts and full implementation of its restructuring plans initiated in March 2009.

Net loss for the first quarter of 2010 was $5.0 million, or $0.13 per share, compared to a net loss of $7.4 million, or $0.23 per share, for the first quarter of 2009.

At March 31, 2010, the Company had cash, cash equivalents and short-term investments of $19.0 million compared to $19.9 million at December 31, 2009. During the first quarter of 2010, the Company closed a $10 million growth capital facility, under which it drew $5.0 million. The facility provides for nine months of interest-only payments on each draw, followed by thirty months of principal and interest payments. The Company believes that cash used for operations during the first quarter was unusually high compared to expected quarterly cash usage for the remainder of the year, primarily due to non-routine working capital payments during the first quarter.

“We continue to make significant progress on growing our European platelet and plasma business while maintaining our financial discipline and controlling costs,” said Claes Glassell, president and CEO of Cerus Corporation. “We believe we have the necessary capital in place to execute on our plan of driving that business to profitability.”

RECENT HIGHLIGHTS:

•	Product sales in the first quarter of 2010 were $5.5 million, establishing a new record for quarterly INTERCEPT sales;

•	Signed agreement with the Swiss Red Cross for full implementation of INTERCEPT in 11 of 13 blood centers; and

•	Secured $10 million growth capital facility.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (international).

A replay will be available on the Cerus web site, or by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and entering account number 286 and conference ID number 349046. The replay will be available approximately two hours after the call through May 14, 2010.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is currently in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including the Company’s expectations regarding expected cash used for operations for the remainder of 2010, the sufficiency of capital and profitability. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including most recently the Company’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 10, 2010. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended March 31,
	2010	2009
Revenue
Product revenue	$5,500	$3,085
Government grant and cooperative agreements	222	403

Total Revenue	5,722	3,488

Cost of product revenue	3,158	2,094

Gross profit	2,564	1,394

Operating expenses
Research and development	1,250	2,012
Selling, general and administrative	5,270	6,101
Restructuring	—	712

Total operating expenses	6,520	8,825

Loss from operations	(3,956)	(7,431)
Interest and other income (expense), net	(1,066)	34

Net loss	$(5,022)	$(7,397)

Net loss per share – basic and diluted	$(0.13)	$(0.23)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	38,830	32,590
Diluted	38,830	32,590

Cerus Corporation

Condensed Consolidated Unaudited Balance Sheets

(In thousands)

	March 31, 2010	December 31, 2009
Cash, cash equivalents, and short-term investments	$18,986	$19,931
Accounts receivable and other current assets	4,688	4,721
Inventories	6,842	7,707
Property and equipment, net	1,116	1,217
Other assets	865	915

Total Assets	$32,497	$34,491

Accounts payable and accrued liabilities	$6,829	$9,709
Accrued restructuring	24	113
Deferred revenue	375	345
Warrant liability	3,699	2,737
Other current liabilities	9	9
Long-term note payable, net	4,465	—
Other long-term liabilities	108	130

Total liabilities	15,509	13,043
Stockholders’ equity	16,988	21,448

Total liabilities and stockholders’ equity	$32,497	$34,491

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